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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  FORM 8 - K/A

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934



                Date of Report (Date of earliest event reported):
                       October 28, 2002 (October 25, 2002)




                           NATIONAL STEEL CORPORATION

             (Exact name of registrant as specified in its charter)



                                    Delaware
                 (State or other jurisdiction of incorporation)



        1-983                                              25-0687210
(Commission File Number)                      (IRS Employer Identification No.)



4100 Edison Lakes Parkway, Mishawaka, IN                     46545-3440
(Address of principal executive offices)                     (Zip Code)



Registrant's telephone number, including area code:         574-273-7000

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ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 99.1 Corrected copy of the Combined Monthly Operating Report for the month ended September 30, 2002.


ITEM 9. REGULATION FD DISCLOSURE

This Form 8-K/A is being filed to correct an error in the Form 8-K which was filed by National Steel Corporation (the "Company") on October 25, 2002. In that Form 8-K, the Company filed a copy of the required combined monthly operating report for the month ended September 30, 2002 (the "Operating Report") in a form prescribed by the office of the United States Trustee of the Department of Justice for the Northern District of Illinois, Eastern Division. The Combined Statement of Cash Flows included in the Operating Report incorrectly showed an amount of $9.8 million as the "Net Increase in Cash and Cash Equivalents" and $4.7 million as the "Cash and cash equivalents at the beginning of the period." Instead, the "Net Increase in Cash and Cash Equivalents" should have been $4.7 million and the "Cash and cash equivalents at the beginning of the period" should have been $9.8 million. A corrected copy of the Operating Report is attached as Exhibit 99.1 to this Form 8-K/A.

The Company cautions readers not to place undue reliance upon the information contained in the Operating Report. The information in the Operating Report was not audited, however, in the opinion of the Company's management, the information reflects all adjustments necessary for a fair presentation of the results for the periods presented in accordance with generally accepted accounting principles. There can be no assurance that the Operating Report is complete. The Operating Report also contains information for periods which are shorter or otherwise different from those required in the Company's reports pursuant to the Exchange Act of 1934, as amended (the "Exchange Act"). Such information may not be indicative of the Company's financial statements in its reports pursuant to the Exchange Act and readers are cautioned to refer to the Exchange Act filings.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      NATIONAL STEEL CORPORATION



Date:  October 28, 2002               By: /s/ Kirk A. Sobecki
                                      ------------------------------------------
                                      Kirk A. Sobecki
                                      Senior Vice President and
                                       Chief Financial Officer